Exhibit 99.1

Federal Court Dismisses MSC’s Trade Secret Claim Against Altair

TROY, Mich., December 18, 2017 – On December 13, 2017, Judge Avern Cohn granted Altair Engineering Inc. (Nasdaq: ALTR) summary judgment and dismissed MSC’s claim of trade secret misappropriation. In his decision, Judge Cohn found, “MSC has no admissible evidence to support its claim for damages,” and noted, “MSC concedes that its multimillion dollar damage claim is unsupported in light of the exclusion of [MSC’s expert’s] testimony and it does not challenge Altair’s reasoning.”

The case has been pending in federal court in Detroit for over ten years. The Judge’s decision finished with a reference to the famous T.S. Eliot poem The Hollow Men: “This is the way the world ends; Not with a bang but a whimper.”

MSC sued Altair in June 2007 alleging misappropriation of trade secrets and breach of confidentiality and non-solicitation agreements by MSC’s former employees. The Court resolved many of the claims before trial. In April 2014, a jury awarded MSC $26.5 million in damages; however, the award was largely vacated by Judge Cohn in November 2014. The Judge ordered a new trial regarding MSC’s claim for trade secret damages. The Judge’s December 13 ruling dismisses MSC’s trade secret claim in its entirety.

The case is MSC Software Corp. v. Altair Engineering Inc. et al. Civil Case No. 07-12807 (U.S. District Court, Eastern District of Michigan). The Court’s decision is docket entry 1224. Altair is represented in the litigation by the law firm of Fish & Richardson.

About ALTAIR (Nasdaq: ALTR)

Altair is focused on the development and broad application of simulation technology to synthesize and optimize designs, processes and decisions for improved business performance. With more than 2,000 employees, Altair is headquartered in Troy, Michigan, USA and operates 69 offices throughout 24 countries. Altair serves more than 5,000 customers across broad industry segments. To learn more, please visit www.altair.com.

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